Samaritan Presents Favorable Caprospinol Data At Alzheimer’s Drug Development Summit November 30

Conference Showcases the Latest Disease Modifying Therapies and Pre-Symptomatic Approaches for Alzheimer’s Drug Development

Dr. Lecanu to Present Favorable Caprospinol Data Showing the Clearing of A-beta Plaque From Brain Leads to Recovery of Memory Function in Animals

LAS VEGAS, Nov. 27, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV) is pleased to announce that Laurent Lecanu, Ph.D., Pharm.D., will present data for Samaritan’s promising Alzheimer’s drug Caprospinol (SP-233) at the Alzheimer’s Drug Development Summit in Arlington, VA on Friday, November 30th at 9:45a.m./ET. Dr. Lecanu will present Caprospinol as the first drug to demonstrate in animals that there is a correlation between clearing beta-amyloid from the brain and the recovery of memory function. Dr. Lecanu’s presentation is entitled “Caprospinol Improves Brain Histopathology and Recovers Memory Function in a Rat Model of Alzheimer’s Disease.”

For more information about the conference, please visit:

http://www.cbinet.com/show_conference.cfm?confCode=PC07088&field=summary.

In an in vivo ‘Proof of Concept’ study, Samaritan Pharmaceuticals, Inc. has confirmed Caprospinol’s (SP-233) efficacy in its ability to dramatically decrease beta amyloid plaque in the brain, accompanied by a complete recovery of memory back to baseline (p=0.002), as shown in a Morris water maze task. This study confirms previously reported in vitro data and suggests Caprospinol may not only slow the progress of Alzheimer’s, but may also reverse plaque-related brain injuries associated with the disease. The rats tested with the company’s proprietary Alzheimer’s rat model took on features similar to the crippling signs of dementia seen in human patients suffering from Alzheimer’s; by treating the rats with Caprospinol, the rat’s brain cells regained complete memory.

Dr. Lecanu is an associate professor of the Department of Medicine at the Research Institute of the McGill University Health Centre and through a Samaritan research collaboration with McGill University heads Samaritan’s research efforts.

Samaritan Pharmaceuticals: “Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-10T1 as an “oral treatment” for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

CONTACT: Samaritan Pharmaceuticals, Inc.

Investor Relations

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Business Development

Kristi Eads

(702) 735-7001

KristiEads@SamaritanPharma.com